Exhibit 10.2

CONFIDENTIAL SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Release of All Claims (“Separation Agreement”) is entered into by and between Scott E. Bostick (“Employee”) and NextGen Healthcare, Inc., (“Employer”).  The term “Party” or “Parties” as used herein shall refer to Employee, Employer or both, as may be appropriate.

1.Last Day of Employment.  Employee's last day of employment with Employer is January 4th, 2019 (“Separation Date”).

2.Consideration.  In consideration for signing this Separation Agreement and complying with its terms, and provided Employee does not subsequently revoke this Separation Agreement within the allotted time, Employer agrees:

(a)to pay to Employee FOUR HUNDRED TWENTY_FIVE THOUSAND  DOLLARS ($425,000.00), representing 12 months of salary at Employee’s base rate of pay as of the Separation Date, less lawful deductions, within 14 business days after the expiration of the seven-day revocation period (described in Section 11(f) below);

(b)if Employee properly and timely elects to continue medical coverage under the NextGen Medical Plan – Anthem Blue Cross in accordance with the continuation requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA,”) Employer shall pay Employee for the cost of the premium for such coverage beginning on the Separation Date and ending on July 31, 2020.  Thereafter, Employee shall be entitled to elect to continue such COBRA coverage for the remainder of the COBRA period, at Employee’s own expense; and

(c)A pro-rata offboarding bonus of TWO HUNDRED TWENTY THREE THOUSAND ONE HUNDRED TWENTY EIGHT DOLLARS ($223,128.00).

3.No Consideration Absent Execution of this Agreement.  Employee understands and agrees that Employee would not receive the consideration specified in Section 2 above, except for Employee’s execution of this Separation Agreement and the fulfillment of the promises contained herein.

4.General Release, Claims Not Released and Related Provisions.

(a)General Release of Claims.  Employee, individually and on behalf of Employee’s heirs, executors, administrators, representatives, attorneys, successors and assigns knowingly and voluntarily releases and forever discharges Employer, including its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and the trustees, administrators, fiduciaries and insurers of such plans and programs (collectively, the “Released Parties”), to the full extent permitted by law, of and from any and all claims, known and unknown, asserted and unasserted, which Employee has or may have against the Released Parties as of the date of execution of this Separation Agreement including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964;
•	The Civil Rights Act of 1991;
•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•	The Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified below);
•	The Immigration Reform and Control Act;
•	The Americans with Disabilities Act of 1990;
•	The Age Discrimination in Employment Act of 1967 (“ADEA”);
•	The Workers Adjustment and Retraining Notification Act;
•	The Occupational Safety and Health Act;
•	The Sarbanes-Oxley Act of 2002;
•	The Fair Credit Reporting Act;
•	The Family and Medical Leave Act;
•	The Equal Pay Act;
•	The Genetic Information Nondiscrimination Act of 2008;
•	California Family Rights Act – Cal. Gov’t Code § 12945.2;
•	California Fair Employment and Housing Act – Cal. Gov’t Code § 12900 et seq.;
•	California Unruh Civil Rights Act – Cal. Civ. Code § 51 et seq.;
•	Statutory Provisions Regarding the Confidentiality of AIDS Information – Cal. Health & Safety Code § 120775 et seq.;
•	California Confidentiality of Medical Information Act – Cal. Civ. Code § 56 et seq.;
•	California Parental Leave Law – Cal. Lab. Code § 230.7 et seq.;

•	California Apprenticeship Program Bias Law – Cal. Lab. Code § 3070 et seq.;
•	California Equal Pay Law – Cal. Lab. Code § 1197.5;
•	California Whistleblower Protection Law – Cal. Lab. Code § 1102.5;
•	California Military Personnel Bias Law – Cal. Mil. & Vet. Code § 394;
•	Statutory Provision Regarding California Family and Medical Leave – Cal. Lab. Code § 233;
•	Statutory Provisions Regarding California Electronic Monitoring of Employees – Cal. Lab. Code § 435;
•	The California Occupational Safety and Health Act, as amended, California Labor Code § 6300 et seq., and any applicable regulations thereunder;
•	California Obligations of Investigative Consumer Reporting Agencies Law – Cal. Civ. Code § 1786.10 et seq.;
•	California Political Activities of Employees Law – Cal. Lab. Code § 1101 et seq.;
•	California Domestic Violence Victim Employment Leave Law – Cal. Lab. Code § 230.1;
•	California Court Leave Law – Cal. Lab. Code § 230;
•	Those other provisions of the California Labor Code that lawfully may be released;
•	Los Angeles AIDS-Based Discrimination Ordinance, Los Angeles Municipal Ordinance §45.80 et seq.;
•	Any other federal, state or local civil or human rights law or any other federal, state or local law, regulation or ordinance;
•	Any public policy, contract, tort or common law; or
•	Any basis for recovering costs, fees or other expenses including attorneys’ fees incurred in these matters.

(b)Claims Not Released.  Employee is not waiving any rights Employee may have to:  (i) Employee’s own vested accrued employee benefits under the  NextGen Healthcare, Inc. health, welfare or retirement benefit plans as of the Separation Date; (ii) benefits or rights to seek benefits under applicable workers’ compensation (except as to claims under Labor Code sections 132a and 4553) or unemployment insurance or indemnification statutes; (iii) pursue claims which by law cannot be waived by signing this Separation Agreement; (iv) enforce this Separation Agreement; or (v) challenge the validity of this Separation Agreement.

(c)Government Agencies.  Nothing in this Separation Agreement prohibits or prevents Employee from filing a charge with or participating, testifying or assisting in any investigation, hearing, whistleblower action or other proceeding before any federal, state or local government agency (e.g. EEOC, NLRB, SEC, etc.), nor does anything in this Separation Agreement preclude, prohibit or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to or otherwise participate in any whistleblower program administered by any such agencies.  However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

(d)Collective/Class Action Waiver.  If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer or any of the other Released Parties identified in this Separation Agreement is a party.

5.Waiver of California Civil Code section 1542.  To effect a full and complete general release as described above, Employee expressly waives and relinquishes all rights and benefits of section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance and consequence of specifically waiving section 1542.  Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Released Parties, Employee expressly acknowledges this Separation Agreement is intended to include in its effect, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Separation Agreement, and that this Separation Agreement contemplates the extinguishment of any such claims.  Employee warrants Employee has read this Separation Agreement, including this waiver of California Civil Code section 1542, and that Employee has consulted with or had the opportunity to consult with counsel of Employee’s choosing about this Separation Agreement and specifically about the waiver of section 1542, and that Employee understands this Separation Agreement and the section 1542 waiver, and so Employee freely and knowingly enters into this Separation Agreement.  Employee further acknowledges that Employee later may discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Separation Agreement, and even so Employee agrees that the releases and agreements contained in this Separation Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts.  Employee expressly assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes or controversies released or described in this Separation Agreement or with regard to any facts now unknown to Employee relating thereto.

6.Acknowledgements and Affirmations.

(a)Employee affirms that Employee has not filed or caused to be filed any claim, complaint or action against any of the Released Parties in any forum or form, and that Employee presently is not a party to any claim, complaint or action against any of the Released Parties in any forum or form.

(b)Employee further affirms that Employee has been paid or has received all compensation, wages, bonuses, commissions and benefits which are due and payable as of the date of execution of this Separation Agreement.

(c)Employee also affirms that Employee has no known workplace injuries or occupational diseases and that Employee has been granted or has not been denied any leave to which Employee was entitled under the Family and Medical Leave Act, the California Family Rights Act or disability accommodation laws.

(d)Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Employer or any of its officers, directors or employees including, but not limited to, allegations of corporate fraud.

(e)Employee affirms that all of Employer’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Separation Agreement were not discriminatory based on race, color, religion, sex, gender, gender identity, gender expression, sexual orientation, marital status, national origin, ancestry, mental and physical disability, medical condition, age, pregnancy, denial of medical and family care leave, pregnancy disability leave or any other classification protected by law.

7.Limited Disclosure.

(a)Employee agrees that Employee will not publicize or disclose or cause or knowingly permit or authorize the publicizing or disclosure of the fact of this Separation Agreement, the contents of this Separation Agreement or of the negotiations leading up to it (hereafter collectively referred to as “Confidential Information”) to any person, firm, organization or entity of any and every type, public or private, for any reason, at any time, without the prior written consent of Employer unless otherwise compelled by operation of law.  The Parties acknowledge their intention that the provisions of this Section 78 create no liability for disclosures made: (i) prior to Employee’s execution of this Separation Agreement; (ii) by persons from public information released prior to Employee’s execution of this Separation Agreement; (iii) pursuant to Section 13(b) below to enforce the terms of this Separation Agreement; or (iv) as otherwise compelled by operation of law.

(b)The foregoing notwithstanding, Employee acknowledges the confidentiality provisions of this Section 7 constitute a material inducement to Employer to enter into this Separation Agreement and represents that Employee has not directly or indirectly disclosed any Confidential Information to any third party prior to Employee’s execution of this Separation Agreement.

(c)Employee is permitted to disclose Confidential Information to Employee’s spouse, tax advisors or attorneys with whom Employee chooses to consult regarding Employee’s consideration of this Separation Agreement.  However, each such person to whom Employee discloses Confidential Information shall be bound to the confidentiality provisions hereof and any disclosure of Confidential Information by any such person so informed shall constitute a breach by Employee of Section 7(a) above.  Employee also is permitted to disclose Confidential Information to any federal, state or local government agency.

8.Return of Company Property/Information; Pre-Existing Agreements.

(a)Within seven calendar days of Employee’s execution of this Separation Agreement, Employee will return all of Employer’s documents and property currently in Employee’s possession including, but without limitation, any and all services work, notes, reports, files, memoranda, records, cardkey passes, door and file keys, safe combinations, laptop computer, computer access codes, disks and instructional or personnel manuals, and other physical or personal property that Employee received or prepared or helped to prepare in connection with Employee’s employment with Employer (“Company Property”).

(b)Employee acknowledges and agrees that in the course of Employee’s employment with Employer, Employee has acquired: (i) confidential information including without limitation information received by Employer from third parties, under confidential conditions; (ii) other technical, product, business, financial or development information from Employer, the use or disclosure of which reasonably might be construed to be contrary to the interest of Employer; or (iii) any other proprietary information or data, including but not limited to customer lists, which Employee may have acquired during Employee’s employment (hereafter collectively referred to as “Company Information”).  Employee understands and agrees that such Company Information was disclosed to Employee in confidence and for use only by Employer.  Employee understands and agrees that Employee: (i) will keep such Company Information confidential at all times, (ii) will not disclose or communicate Company Information to any third party, and (iii) will not make use of Company Information on Employee’s own behalf, or on behalf of any third party.  In view of the nature of Employee’s employment and the nature of Company Information Employee received during the course of Employee’s employment, Employee agrees that any unauthorized disclosure to third parties of Company Information or other violation, or threatened violation, of this Separation Agreement would cause irreparable damage to the confidential or trade secret status of Company Information and to Employer, and that, therefore, Employer, and each person constituting Employer hereunder, shall be entitled to an injunction prohibiting Employee from any such disclosure, attempted disclosure, violation or threatened violation.

(c)The Parties acknowledge and agree that the terms and conditions set forth in the Agreement for Protection of Company Information signed by Employee on March 4, 2016, shall in no way be altered, modified, enhanced, diminished or amended by this Separation Agreement, and that such agreement stands alone, operates individually, and shall be enforced separately without reference to or effect by the Separation Agreement.

(d)The undertakings set forth in this Section 8 shall survive the termination of this Separation Agreement or other arrangements contained in this Separation Agreement.

(e)Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s property.

9.Nonadmission of Wrongdoing.  The Parties agree that neither this Separation Agreement nor the furnishing of the consideration for this Separation Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of wrongdoing or evidence of any liability or unlawful conduct of any kind.

10.Job References.  Employee shall direct all individuals inquiring about Employee’s employment with Employer to Employer’s Human Resources Department, which will follow Employer’s policy by responding with only Employee’s last position and dates of employment, except that this provision shall not apply to any request from a prospective employer who provides a release signed by Employee pursuant to the Fair Credit Reporting Act or any state counterpart.

11.Consideration and Revocation Periods - Notice.

(a)Employee acknowledges that Employee already has attained the age of 40 and understands that this is a full release of all existing claims whether currently known or unknown including, but not limited to, claims for age discrimination under the Age Discrimination in Employment Act.

(b)Employee further acknowledges that Employee has been advised to consult with an attorney of Employee’s own choosing before signing this Separation Agreement, in which Employee waives important rights, including those under the Age Discrimination in Employment Act.

(c)By executing this Separation Agreement, Employee also acknowledges that Employee has been afforded at least 21 calendar days to consider the meaning and effect of this Separation Agreement and to discuss the contents and meaning of this Separation Agreement, as well as the alternatives to signing this Separation Agreement, with an attorney of Employee’s choosing, and has done so.  Employee agrees that the 21-day consideration period began on the date this Separation Agreement first was delivered to Employee and that if Employer changes any of the terms of the offer contained in this Separation Agreement (whether the changes are material or not), the 21-day consideration period shall not be restarted but shall continue without interruption.

(d)Employee understands that the releases contained in this Separation Agreement do not extend to any rights or claims that Employee has under the Age Discrimination in Employment Act that first arise after execution of this Separation Agreement.

(e)If Employee signs this Separation Agreement before the 21-day consideration period expires, the seven-day revocation period (described in Section 11(f) below) immediately shall begin.  If Employee signs this Separation Agreement before the 21-day consideration period expires, Employee agrees that Employee knowingly and voluntarily has accepted the shortening of the 21-day consideration period and that Employer has not promised Employee anything or made any representations that are not contained in this Separation Agreement.  In addition, if Employee signs this Separation Agreement before the 21-day consideration period expires, Employee acknowledges and affirms that Employer has not threatened to withdraw or alter the offer contained in this Separation Agreement prior to the expiration of the 21-day consideration period.

(f)Employee may revoke this Separation Agreement for a period of seven calendar days following the date Employee executes this Separation Agreement.  Any revocation during this period must be submitted in writing and state, “I hereby revoke my acceptance of our Separation Agreement and General Release of All Claims.”  The revocation must be personally delivered to Donna Greene, EVP of Human Resources or his/her designee, or mailed to Donna Greene, EVP of Human Resources, 18111 Von Karman Ave., Irvine, Ca. 92612 and postmarked within seven calendar days after Employee’s execution of this Separation Agreement.  The foregoing notwithstanding, this Separation Agreement shall not become effective and enforceable until the seven-day revocation period has expired.

12.Liens and Attorneys’ Fees/Indemnification.

(a)Employee acknowledges that Employee solely is responsible for any liens made in connection with any services performed on Employee’s behalf by any attorney or other third parties.

(b)Employee acknowledges and agrees that Employee will indemnify the Released Parties for any and all costs any of them incur as a result of any claims made by any attorneys or other third parties to recover monies from the amounts payable to Employee under this Separation Agreement.

13.Governing Law and Interpretation.

(a)This Separation Agreement shall be governed and conformed in accordance with the laws of the State of California provided, however, that parol evidence shall not be admissible to alter, vary or supplement the term of this Separation Agreement.  Should any provision of this Separation Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision immediately shall become null and void, leaving the remainder of this Separation Agreement in full force and effect.

(b)In the event of a breach of any provision of this Separation Agreement, any Party may institute an action specifically to enforce any term or terms of this Separation Agreement or seek damages for breach.  However, the Party instituting such an action must take steps to file this Separation Agreement or any documents setting forth the terms of this Separation Agreement with the court under seal.  In an action to enforce any term or terms of this

Separation Agreement or to seek damages for breach of this Separation Agreement, the prevailing party in that action shall be entitled to recover reasonable attorney’s fees.

14.Amendment.  This Separation Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Separation Agreement.

15.Miscellaneous.

(a)This Separation Agreement may be signed in counterparts, both of which shall be deemed an original, but both of which, taken together shall constitute the same instrument.  A signature made on a faxed or electronically mailed copy of the Separation Agreement or a signature transmitted by facsimile or electronic mail shall have the same effect as the original signature.

(b)The section headings used in this Separation Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

(c)This Separation Agreement was the result of negotiations between the Parties.  In the event of vagueness, ambiguity or uncertainty, this Separation Agreement shall not be construed against the Party preparing it, but shall be construed as if both Parties prepared it jointly.

(d)If Employee or Employer fails to enforce this Separation Agreement or to insist on performance of any term, that failure does not mean a waiver of that term or of the Separation Agreement.  The Separation Agreement remains in full force and effect anyway.

16.Entire Agreement.  This Separation Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties hereto [, except those specifically identified in Section 9(c), which are incorporated herein by reference]. Employee acknowledges that Employee has not relied on any representations, promises or agreements of any kind made to Employee in connection with Employee’s decision to accept this Separation Agreement, except for those set forth in this Separation Agreement.

EMPLOYEE UNDERSTANDS AND ACKNOWLEDGES THAT EMPLOYEE HAS AT LEAST 21 CALENDAR DAYS TO REVIEW THIS SEPARATION AGREEMENT PRIOR TO EXECUTION OF THIS SEPARATION AGREEMENT.  EMPLOYEE FURTHER UNDERSTANDS AND ACKNOWLEDGES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SEPARATION AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL 21 CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS SEPARATION AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE CONSIDERATION SET FORTH IN SECTION 2 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND

AFTER DUE CONSIDERATION, ENTERS INTO THIS SEPARATION AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES AS OF THE DATE OF EXECUTION OF THIS SEPARATION AGREEMENT.

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Separation Agreement as of the date set forth below:

Executed on January 6, 2019_____	/s/ Scott E. Bostick__ ______

SCOTT E. BOSTICK

NEXTGEN HEALTHCARE, INC.

Executed on January 21, 2019_____	By:/s/ Jeffrey D. Linton___________________

JEFFREY D. LINTON

EVP, General Counsel & Secretary